Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

BRIDGE BANCORP, INC.

THE BRIDGEHAMPTON NATIONAL BANK

AND

COMMUNITY NATIONAL BANK

DATED AS OF DECEMBER 14, 2014

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1.	Certain Definitions	1
ARTICLE II THE MERGER		8
2.1.	Merger	8
2.2.	Effective Time	8
2.3.	Articles of Association and Bylaws	8
2.4.	Directors and Officers of Surviving Corporation	8
2.5.	Effects of the Merger	8
2.6.	Tax Consequences	9
2.7.	Additional Actions	9
ARTICLE III CONVERSION OF SHARES		9
3.1.	Conversion of CNB Common Stock; Merger Consideration	9
3.2.	Procedures for Exchange of CNB Common Stock	10
3.3.	Treatment of CNB Stock Options	13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CNB		13
4.1.	General	13
4.2.	Organization	14
4.3.	Capitalization	14
4.4.	Authority; No Violation	15
4.5.	Consents	16
4.6.	Financial Statements	16
4.7.	Taxes	17
4.8.	Material Contracts; Leases; Defaults	18
4.9.	Ownership of Property; Insurance Coverage	20
4.10.	Legal Proceedings	21
4.11.	Compliance With Applicable Law	21
4.12.	Employee Benefit Plans	22
4.13.	Brokers, Finders and Financial Advisors	24
4.14.	Environmental Matters	24
4.15.	Loan Portfolio and Investment Securities	25
4.16.	Other Documents	26
4.17.	Related Party Transactions	27
4.18.	Deposits	27
4.19.	Required Vote	27
4.20.	Registration Obligations	27
4.21.	Risk Management Instruments	27
4.22.	Opinion of Financial Advisor	28
4.23.	Trust Accounts	28
4.24.	Intellectual Property	28
4.25.	Labor Matters	28
4.26.	No Material Adverse Effect	29
4.27.	CNB Information Supplied	29
4.28.	No Other Representations or Warranties	29
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BRIDGE BANCORP		29
5.1.	General	29

(i)

5.2.	Organization	30
5.3.	Capitalization	30
5.4.	Authority; No Violation	31
5.5.	Consents	32
5.6.	Financial Statements	33
5.7.	Taxes	34
5.8.	Ownership of Property; Insurance Coverage	35
5.9.	Legal Proceedings	36
5.10.	Compliance With Applicable Law	36
5.11.	Employee Benefit Plans	37
5.12.	Environmental Matters	38
5.13.	Securities Documents	39
5.14.	Brokers, Finders and Financial Advisors	39
5.15.	Opinion of Financial Advisor	39
5.16.	Intellectual Property	39
5.17.	Labor Matters	40
5.18.	No Material Adverse Effect	40
5.19.	Risk Management Instruments	40
5.20.	Loan Portfolio	41
5.21.	Bridge Bancorp Common Stock	41
5.22.	Required Vote	41
5.23.	Bridge Bancorp Information Supplied	41
5.24.	No Other Representation or Warranties	42
ARTICLE VI COVENANTS OF CNB		42
6.1.	Conduct of Business	42
6.2.	Current Information	46
6.3.	Access to Properties and Records	47
6.4.	Financial and Other Statements	47
6.5.	Maintenance of Insurance	48
6.6.	Disclosure Supplements	48
6.7.	Consents and Approvals of Third Parties	48
6.8.	Best Efforts	49
6.9.	Failure to Fulfill Conditions	49
6.10.	No Solicitation	49
6.11.	Board of Directors and Committee Meetings	51
ARTICLE VII COVENANTS OF BRIDGE BANCORP		52
7.1.	Conduct of Business	52
7.2.	Regulatory Filings Relating to Merger	52
7.3.	Maintenance of Insurance	52
7.4.	Disclosure Supplements	52
7.5.	Consents and Approvals of Third Parties	53
7.6.	Best Efforts	53
7.7.	Failure to Fulfill Conditions	53
7.8.	Employee Benefits	53
7.9.	Directors and Officers Indemnification and Insurance	55
7.10.	Board of Directors	56

(ii)

7.11.	Stock Listing	56
7.12.	Current Informaiton	57
7.13.	Stock Reserve	57
ARTICLE VIII REGULATORY AND OTHER MATTERS		57
8.1.	Shareholder Meetings	57
8.2.	Joint Proxy Statement-Prospectus	58
8.3.	Regulatory Approvals	59
ARTICLE IX CLOSING CONDITIONS		59
9.1.	Conditions to Each Party’s Obligations under this Agreement	59
9.2.	Conditions to the Obligations of Bridge Bancorp and Bridge Bank under this Agreement	60
9.3.	Conditions to the Obligations of CNB under this Agreement	61
ARTICLE X THE CLOSING		62
10.1.	Time and Place	62
10.2.	Deliveries at the Pre-Closing and the Closing	62
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		62
11.1.	Termination	62
11.2.	Effect of Termination	65
11.3.	Amendment, Extension and Waiver	66
ARTICLE XII MISCELLANEOUS		66
12.1.	Confidentiality	66
12.2.	Public Announcements	67
12.3.	Survival	67
12.4.	Notices	67
12.5.	Parties in Interest	68
12.6.	Complete Agreement	68
12.7.	Counterparts	68
12.8.	Severability	68
12.9.	Governing Law	69
12.10.	Interpretation	69
12.11.	Specific Performance; Jurisdiction	69
12.12.	Waiver of Jury Trial	70

Exhibit A	Form of Voting Agreement for Community National Bank Directors and Executive Officers

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 14, 2014, by and between Bridge Bancorp, Inc., a New York corporation (“Bridge Bancorp”), The Bridgehampton National Bank (“Bridge Bank”), a wholly owned subsidiary of Bridge Bancorp, and Community National Bank, a national banking association (“CNB”).

WHEREAS, the Board of Directors of each of Bridge Bancorp, Bridge Bank and CNB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, CNB will merge with and into Bridge Bank (the “Merger”); and

WHEREAS, as a condition to the willingness of Bridge Bancorp and Bridge Bank to enter into this Agreement, each of the directors and executive officers of CNB have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Bridge Bancorp (the “Voting Agreements”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of CNB owned by such person or entity in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.                       Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“ACBB” means the Atlantic Community Bankers Bank.

“Acquisition Proposal” has the meaning set forth in Section 6.10(a).

“Acquisition Transaction” has the meaning set forth in Section 6.10(a).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OCC and the FRB, which regulates Bridge Bancorp, Bridge Bank, or CNB, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Bridge Bank” shall mean The Bridgehampton National Bank, a national banking association, with its principal offices located at 2200 Montauk Highway, Bridgehampton, New York, 11932 which is a wholly owned subsidiary of Bridge Bancorp.

“Bridge Bancorp” shall mean Bridge Bancorp, Inc., a New York corporation, with its principal executive offices located at 2200 Montauk Highway, Bridgehampton, New York, 11932.

“Bridge Bancorp Closing Price” shall mean the average of the closing sales price of a share of Bridge Bancorp Common Stock, as reported on Nasdaq for the five (5) consecutive trading days ending on the fifth trading day preceding the Closing Date.

“Bridge Bancorp Common Stock” shall mean the common stock, par value $0.01 per share, of Bridge Bancorp.

“Bridge Compensation and Benefit Plans” has the meaning set forth in Section 5.11.

“Bridge Bancorp Disclosure Schedule” shall mean a written disclosure schedule delivered by Bridge Bancorp to CNB specifically referring to the appropriate section of this Agreement.

“Bridge Bancorp Financial Statements” shall mean the (i) the audited consolidated balance sheets (including related notes and schedules) of Bridge Bancorp as of December 31, 2013 and 2012 and the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of Bridge Bancorp and subsidiaries for each of the three years ended December 31, 2013, 2012 and 2011, as set forth in

Bridge Bancorp’s annual report for the year ended December 31, 2013, and (ii) the unaudited interim consolidated financial statements of Bridge Bancorp as of the end of and for the period ending each calendar quarter following December 31, 2013, and for the periods then ended, as filed by Bridge Bancorp in its Securities Documents.

“Bridge Bancorp Recommendation” has the meaning set forth in Section 8.1.(b).

“Bridge Bancorp Shareholders Meeting” has the meaning set forth in Section 8.1.(b).

“Bridge Bancorp Stock Benefit Plan” shall mean the Bridge Bancorp, Inc. 2012 Stock-Based Incentive Plan.

“Bridge Bancorp Subsidiary” means any entity, of which twenty-five percent (25%) or more of the capital stock is owned, either directly or indirectly, by Bridge Bancorp or Bridge Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Bridge Bank.

“Burdensome Condition” has the meaning set forth in Section 8.3.

“Certificate” shall mean certificates evidencing shares of CNB Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“CNB” shall mean Community National Bank, a national banking association, with its headquarters located at 4200 Middle Neck Road, Great Neck, New York, 11021.

“CNB Common Stock” shall have the meaning set forth in Section 4.3.1.

“CNB Disclosure Schedule” shall mean a written disclosure schedule delivered by CNB to Bridge Bancorp specifically referring to the appropriate section of this Agreement.

“CNB Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of CNB as of December 31, 2013 and 2012, and the statements of operations and comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of CNB for each of the years ended December 31, 2013 and 2012, and (ii) the unaudited interim financial statements of CNB as of the end of and for the period ending each calendar quarter following December 31, 2013, and for the periods then ended, through the Closing Date as disclosed in CNB’s quarterly earnings press releases.

“CNB Recommendation” shall have the meaning set forth in Section 8.1(a).

“CNB Regulatory Agreement” shall have the meaning set forth in Section 4.11.3.

“CNB Regulatory Reports” means the call reports, including any accompanying schedules, as filed by CNB with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2013 through the Closing Date, and all other reports and filings submitted by

CNB to a Bank Regulator from September 30, 2014 through the Closing Date and permitted to be shared with third parties.

“CNB Shareholders Meeting” shall have the meaning set forth in Section 8.1(a).

“CNB Stock Option” shall mean an option to purchase shares of CNB Common Stock granted pursuant to the CNB Stock Option Plans and the related option agreements, as set forth in CNB Disclosure Schedule 4.3.2.

“CNB Stock Option Plans” shall mean the CNB Stock Option Plans, copies of which are attached to CNB Disclosure Schedule 4.3.2.

“CNB Subsidiary” means any entity, of which more than twenty-five percent (25%) or more of the capital stock is owned, either directly or indirectly, by CNB, except any corporation the stock of which is held in the ordinary course of the lending activities of CNB.

“CNB Subsequent Determination” shall have the meaning set forth in Section 6.10(e).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Continuing Options” shall have the meaning set forth in Section 3.3.

“Convertible Notes” shall have the meaning set forth in Section 5.3.1.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal

Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar & Transfer Company (or its successor, Computershare Inc.) or such other bank or trust company or other agent designated by Bridge Bancorp, and reasonably acceptable to CNB, which shall act as agent for Bridge Bancorp in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by, (i) as to Bridge Bancorp, the executive officers (as defined in Rule 3b-7 under the Exchange Act), and (ii) as to CNB, those persons set forth in CNB Disclosure Schedule 1.1, and in each case shall include any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by such Person.

“Material Adverse Effect” shall mean, with respect to Bridge Bancorp or CNB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Bridge Bancorp and the Bridge Bancorp Subsidiaries taken as a whole, or CNB, or (ii) does or would materially impair the ability of either CNB, on the one hand, or Bridge Bancorp, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement,  (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, (f) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (g) changes caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Material Contracts” shall have the meaning set forth in Section 4.8.3.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the preamble.

“Merger Consideration” shall mean the fraction of a share of Bridge Bancorp Common Stock to be issued for each share of CNB Common Stock issued and outstanding as of the Closing Date, as set forth in Section 3.1.3.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Bridge Bancorp Common Stock to be offered to holders of CNB Common Stock in connection with the Merger.

“Nasdaq” shall mean the Nasdaq Global Select Market.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10(e).

“OCC” shall mean the Office of the Comptroller of the Currency.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Per Bridge Bancorp Share Cash Consideration” means the product of (A) the Exchange Ratio times (B) the Bridge Bancorp Closing Price.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

“Representatives” has the meaning set forth in Section 6.10(a).

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Superior Proposal” shall have the meaning set forth in Section 6.10(b).

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Tax” shall have the meaning set forth in Section 4.7.2 hereof.

“Tax Return” shall have the meaning set forth in Section 4.7.3 hereof.

“Termination Date” shall mean November 30, 2015.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“WARN Act” shall have the meaning set forth in Section 7.8.6.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1.                       Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) CNB shall merge with and into Bridge Bank, with Bridge Bank as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of CNB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of CNB shall be vested in and assumed by Bridge Bank.  As part of the Merger, each share of CNB Common Stock (other than Treasury Stock and Dissenting Shares) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.                        Effective Time.

The closing (“Closing”) shall be that date and time (the “Closing Date”) selected by Bridge Bancorp upon no less than five business days written notice to CNB, and shall occur no later than the close of business on the tenth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date and time that may be mutually agreed to in writing by the parties.  The “Effective Time” means the date and time that the Merger is effective (which shall be on or immediately following the Closing Date).

2.3.                        Articles of Association and Bylaws.

The Articles of Association and Bylaws of Bridge Bank as in effect immediately prior to the Effective Time shall be the Articles of Association and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4.                        Directors and Officers of Surviving Corporation.

Subject to Section 7.10, the directors and officers of Bridge Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Association and Bylaws of the Surviving Corporation.

2.5.                        Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the National Bank Act and the regulations of the OCC.

2.6.                        Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Following the Closing, neither Bridge Bancorp, nor any of its affiliates, shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

2.7.                        Additional Actions.

If, at any time after the Effective Time, Bridge Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Bridge Bank its right, title or interest in, to or under any of the rights, properties or assets of CNB, or (ii) otherwise carry out the purposes of this Agreement, CNB and its officers and directors shall be deemed to have granted to Bridge Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Bridge Bank its right, title or interest in, to or under any of the rights, properties or assets of CNB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Bridge Bank are authorized in the name of CNB or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

3.1.                        Conversion of CNB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Bridge Bancorp, CNB or the holders of any of the shares of CNB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.         Each share of Bridge Bancorp Common Stock and Bridge Bank common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.         All shares of CNB Common Stock held in the treasury of CNB and each share of CNB Common Stock owned by Bridge Bancorp prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.      Subject to the foregoing provisions of this Section 3.1, each outstanding share of CNB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall become and be converted into the right to receive 0.79 shares (the “Exchange Ratio”) of Bridge Bancorp Common Stock (the “Merger Consideration”).

3.1.4.      Notwithstanding anything in this Agreement to the contrary, Bridge Bank shall pay for any Dissenters’ Shares in accordance with 12 U.S.C. Section 215a(b), and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under 12 U.S.C. Section 215a(b) with respect to any Dissenters’ Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters’ Shares and shall be converted into the right receive the Merger Consideration pursuant to Section 3.1.2.

3.1.5.      Upon the Effective Time, outstanding shares of CNB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and except as to Dissenting Shares, shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration.

3.1.6.    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Bridge Bancorp Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Bridge Bancorp Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Bridge Bancorp.  In lieu of the issuance of any such fractional share, Bridge Bancorp shall pay to each former holder of CNB Common Stock who otherwise would be entitled to receive a fractional share of Bridge Bancorp Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Bridge Bancorp Closing Price.  For purposes of determining any fractional share interest, all shares of CNB Common Stock owned by a CNB shareholder shall be combined so as to calculate the maximum number of whole shares of Bridge Bancorp Common Stock issuable to such CNB shareholder.

3.1.7.      In the event Bridge Bancorp changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Bridge Bancorp Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, reclassification, or similar transaction with respect to the outstanding Bridge Bancorp Common Stock and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to Bridge Bancorp Common Stock if Bridge Bancorp issues additional shares of Common Stock and receives fair value consideration for such shares.

3.2.                        Procedures for Exchange of CNB Common Stock.

3.2.1.      Bridge Bancorp to Make Merger Consideration Available.  No later than the Closing Date, Bridge Bancorp shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of CNB Common Stock, for exchange in accordance with this

Section 3.2, certificates representing the shares of Bridge Bancorp Common Stock, or at its option, evidence of shares in book entry form, and cash in lieu of fractional shares (such certificates for or evidence of shares of Bridge Bancorp Common Stock, together with any cash respect to fractional shares, being hereinafter referred to as the “Exchange Fund”).

3.2.2.            Exchange of Certificates.  Bridge Bancorp shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the CNB Common Stock represented by such Certificates shall have been converted as a result of the Merger.  The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or as prescribed by Section 3.2.7. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Bridge Bancorp Common Stock (if any) to which such former holder of CNB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 hereof and (ii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Bridge Bancorp Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.2.3.            Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding CNB Common Stock shall have no rights, after the Effective Time, with respect to such CNB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement and as to Dissenting Shares such rights as provided under the National Bank Act.  No dividends or other distributions declared after the Effective Time with respect to Bridge Bancorp Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2.  After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Bridge Bancorp Common Stock represented by such Certificate.

3.2.4.      Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5.            Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of CNB of the CNB Common Stock that was outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

3.2.6.            Return of Exchange Fund. At any time following the one (1) year period after the Effective Time, Bridge Bancorp shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Bridge Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Bridge Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.7.            Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Bridge Bancorp, the posting by such person of a bond in such amount as Bridge Bancorp may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.8.            Withholding.  Bridge Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of CNB Common Stock such amounts as Bridge Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law.  To the extent that such amounts are properly withheld by Bridge Bancorp or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the CNB Common Stock in respect of whom such deduction and withholding were made by Bridge Bancorp or the Exchange Agent.

3.2.9.            Reservation of Shares.  Bridge Bancorp shall reserve for issuance a sufficient number of shares of the Bridge Bancorp Common Stock for the purpose of issuing shares of Bridge Bancorp Common Stock to the CNB shareholders in accordance with this Article III.

3.3.                        Treatment of CNB Stock Options.

CNB Disclosure Schedule 4.3.2 sets forth all of the outstanding CNB Stock Options as of the date hereof.  As of the Effective Time, all issued and outstanding CNB Stock Options set forth on CNB Disclosure Schedule 4.3.2, whether or not vested or exercisable, shall be terminated and the holder thereof shall be paid by Bridge Bancorp an amount determined by multiplying (a) the excess, if any, of the Per Bridge Bancorp Share Cash Consideration over the applicable per share exercise price of that option by (b) the number of shares of CNB Common Stock subject to such option, and at the holder’s election payment (less applicable tax withholding) will be made in the form of (i) cash, or (ii) 40% cash and 60% Bridge Bancorp Common Stock, or (iii) Bridge Bancorp Common Stock.  In all instances the fair market value of Bridge Bancorp Common Stock issued pursuant to this Section 3.3 will be determined by the Bridge Bancorp Closing Price.  In lieu of the issuance of any such fractional share, Bridge Bancorp shall pay to each former holder of CNB Stock Options who otherwise would be entitled to receive a fractional share of Bridge Bancorp Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Per Bridge Bancorp Share Cash Consideration.  Any CNB Stock Options with an exercise price equal to or greater than the Per Bridge Bancorp Share Cash Consideration  shall be cancelled as of the Effective Time and such CNB Stock Options shall not be entitled to any payment.  Subject to the foregoing, the CNB Stock Option Plans and all CNB Stock Options issued thereunder shall terminate at the Effective Time.  Prior to the Effective Time, CNB shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 3.3, including, without limitation, the provision of any notices to holders of CNB Options as may be provided for in the CNB Stock Option Plans and the adoption of any necessary amendments to such plans.  The shares of Bridge Bancorp Common Stock to be issued to the holders of CNB Stock Options shall be registered with the SEC under the Merger Registration Statement and listed on the Nasdaq as of the Effective Time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CNB

4.1.                        General.  CNB represents and warrants to Bridge Bank and Bridge Bancorp that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the CNB Disclosure Schedules delivered by CNB to Bridge Bancorp on the date hereof, and except as to any representation or warranty which relates to a specific date.  CNB has made a good faith effort to ensure that the disclosure on each schedule of the CNB Disclosure Schedules corresponds to the section referenced herein.  However, for purposes of the CNB Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.2.                        Organization.

4.2.1.            CNB is a is a national banking association duly organized and validly existing under the laws of the United States and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted.  CNB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on CNB.

4.2.2.            The deposits of CNB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by CNB when due.  CNB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3.            There is no CNB Subsidiary.

4.2.4.            The minute books of CNB have been made available to Bridge Bancorp and accurately record, in all material respects, all material corporate actions of shareholders and boards of directors (including committees). The books and records of CNB have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.2.5.            CNB has made available to Bridge Bancorp true and correct copies of the articles of association and bylaws of CNB.

4.3.                        Capitalization.

4.3.1.            The authorized capital stock of CNB consists of (i) 10,000,000 shares of common stock, $5.00 par value per share (“CNB Common Stock”) and (ii) no shares of preferred stock.  As of the date hereof, there are six million six hundred seventy three thousand one hundred and eighty one (6,673,181) shares of CNB Common Stock issued and outstanding.  All of the issued and outstanding shares of CNB Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights issued and outstanding.  There are no shares of CNB Common Stock held by CNB as treasury stock.  The CNB Common Stock is not required to be registered under Section 12 of the Exchange Act.

4.3.2.            Except for outstanding CNB Stock Options, CNB is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CNB Common Stock, or any other security of CNB or any securities representing the right to vote, purchase or otherwise receive any shares of CNB Common Stock or any other security of CNB.  As of the date hereof, CNB has outstanding options to acquire eight hundered ninety six thousand nine hundred and seventy eight (896,978) shares of CNB Common Stock at a weighted average exercise price of $11.52 per share.  CNB Disclosure Schedule 4.3.2 sets forth: the name of each holder of a CNB Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the CNB Stock Option is an incentive stock option or a nonqualified stock option.  As of the date hereof, there are no awards of restricted stock of CNB issued pursuant to an equity incentive plan or otherwise.

4.3.3.            CNB does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in a fiduciary capacity, and stock in the FHLB, Federal Reserve Bank of New York and the ACBB.

4.3.4.            CNB Disclosure Schedule 4.3.4. includes a list of every record holder of CNB Common Stock, setting forth the number of shares held by each such holder. Except as set forth in CNB Disclosure Schedule 4.3.4, to CNB’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CNB Common Stock.

4.4.                        Authority; No Violation.

4.4.1.            CNB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, and the approval of this Agreement by the holders of the CNB Common Stock, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by CNB and the consummation by CNB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of CNB, and no other corporate proceedings on the part of CNB, except for the requisite approval of the holders of the CNB Common Stock, are necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by CNB, and subject to approval by the shareholders of CNB and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Bridge Bancorp and Bridge Bank, constitutes the valid and binding obligation of CNB, enforceable against CNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2.            Subject to receipt of Regulatory Approvals and CNB’s, Bridge Bank’s and Bridge Bancorp’s compliance with any conditions contained therein, receipt of the approval of the Merger Agreement and the Merger by the holders of the CNB Common Stock, and receipt of the approval of the shareholders of Bridge Bancorp for the issuance of shares of Bridge Bancorp Common Stock in connection with the Merger, (A) the execution and delivery of this Agreement by CNB, (B) the consummation of the transactions contemplated hereby, and (C) compliance by CNB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of association or bylaws of CNB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CNB or its properties or assets; or (iii)  violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CNB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CNB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CNB.

4.5.                        Consents.

Except as set forth in CNB Disclosure Schedule 4.5 and for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Merger Registration Statement, including the Joint Proxy Statement-Prospectus, and (c) approval of the listing of Bridge Bancorp Common Stock to be issued in the Merger on the Nasdaq, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Bridge Bancorp Common Stock pursuant to this Agreement, (e) the approval of this Agreement by the requisite vote of the holders of the CNB Common Stock, and (f) the approval by the shareholders of Bridge Bancorp for the issuance of shares of Bridge Bancorp Common Stock in connection with the Merger, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to CNB’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, to accomplish (x) the execution and delivery of this Agreement by CNB, and (y) the completion of the Merger by CNB.

4.6.                        Financial Statements.

4.6.1.            CNB has previously made available to Bridge Bancorp the CNB Regulatory Reports.  The CNB Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2.            CNB has previously made available to Bridge Bancorp the CNB Financial Statements.  The CNB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), the consolidated financial position, results of operations and cash flows of CNB as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.6.3.            At the date of each balance sheet included in the CNB Financial Statements or the CNB Regulatory Reports, CNB had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CNB Financial Statements or CNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material, either individually or in the aggregate, or which were incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.4.            The records, systems, controls, data and information of CNB are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CNB or its accountants (including all means of access thereto and there from), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6.4. CNB (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, which system has been reviewed by CNB’s external auditors, and (y) has disclosed to CNB’s outside auditors and the audit committee of CNB’s Board of Directors any fraud, whether or not material, that involves management or other employees who have a significant role in CNB’s internal control over financial reporting. These disclosures (if any) were made in writing by management to CNB’s auditors and audit committee and a copy has previously been made available to Bridge Bancorp.

4.6.5.            Since January 1, 2010, (i)  CNB has not, nor to the Knowledge of CNB, has any director, officer, employee, auditor, accountant or representative of CNB, received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CNB or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CNB has engaged in illegal accounting or auditing practices, and (ii) no attorney representing CNB has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation with respect to CNB, or any of its officers, directors, employees or agents to the Board of Directors of CNB.

4.7.                        Taxes.

4.7.1                          CNB has duly filed all federal, state and material local Tax Returns required to be filed by or with respect to CNB on or prior to the date hereof, taking into account any extensions (all such returns, to CNB’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local Taxes which have been incurred by or are due or claimed to be due from CNB by any taxing authority or pursuant to any written Tax sharing agreement on or prior to the Closing Date other than Taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  Except as set forth in CNB Disclosure Schedule 4.7, CNB has received no written notice of, and to CNB’s Knowledge there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of CNB, and no written claim has been made by any authority in a jurisdiction where CNB does not file Tax Returns that CNB is subject to taxation in that jurisdiction.  CNB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. CNB has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and CNB, to CNB’s

Knowledge, has timely complied in all material respects with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. CNB (A) has never been a member of an affiliated group filing a consolidated federal income Tax Return, and (B) has no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  CNB has not been, within the past two years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  CNB has never participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

4.7.2.                      As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

4.7.3.            As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

4.8.                        Material Contracts; Leases; Defaults.

4.8.1.            Except as set forth in CNB Disclosure Schedule 4.8.1, CNB is not a party to or subject to: (i) any employment agreement, change in control agreement, consulting or severance agreement or other material agreement with any past or present officer, director or employee of CNB, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of CNB; (iii) any collective bargaining agreement with any labor union relating to employees of CNB; (iv) any agreement which by its terms limits the payment of dividends by CNB; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CNB is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Bridge Bancorp, Bridge Bank or any Bridge Bancorp Subsidiary; (vi) any other agreement, written or oral, that obligates CNB for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by CNB (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

4.8.2.            Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in CNB Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction.

4.8.3.            True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.8.1 and 4.8.2 (“Material Contracts”) have been made available to Bridge Bancorp on or before the date hereof, and are, including to the extent applicable in the case of CNB Compensation and Benefit Plans, in full force and effect on the date hereof and CNB has not (nor, to the Knowledge of CNB, has other party to any such contract, arrangement or instrument) materially breached any provision of, or is not in material default in any respect under any term of, any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default or breach.  Except as listed on CNB Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

4.8.4.            Except as set forth in CNB Disclosure Schedule 4.8.4, since December 31, 2013, through and including the date of this Agreement, CNB has not (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law or the terms of agreements listed on CNB Disclosure Schedule 4.12.1, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to Bridge Bancorp), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or as required or permitted under the terms of severance plans or policies listed on CNB Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of CNB Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii)  established or increased the benefits payable under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, except to the extent required by the Patient Protection and Affordable Care Act and the regulations issued thereunder, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of CNB, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of CNB affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.                        Ownership of Property; Insurance Coverage.

4.9.1.            CNB has good and, as to real property, marketable title to all material assets and properties owned by CNB in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the CNB Regulatory Reports and in the CNB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an CNB acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the CNB Financial Statements. CNB, as lessee, has the right under valid and existing leases of real and personal properties used by CNB in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.9.2.            With respect to all material agreements pursuant to which CNB has purchased securities subject to an agreement to resell, if any, CNB has a lien or security interest (which to CNB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3.            CNB currently maintains insurance considered by it to be reasonable for its operations.  Except as disclosed in CNB Disclosure Schedule 4.9.3, CNB has not received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be materially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by CNB under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years CNB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. CNB Disclosure Schedule 4.9.3 identifies all material policies of insurance maintained by CNB, as well as the other matters required to be disclosed under this Section.

4.10.                Legal Proceedings.

Except as set forth in CNB Disclosure Schedule 4.10, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting CNB (and CNB is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to CNB, would be (A) material to its businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.  There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by CNB or to which its assets are subject.

4.11.                Compliance With Applicable Law.

4.11.1.    Except as set forth in CNB Disclosure Schedule 4.11.1, to CNB’s Knowledge, CNB is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and CNB has not received any written notice to the contrary.  The Board of Directors of CNB has adopted and CNB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been declared ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder. CNB is not a party to any agreement with any individual or group regarding CRA matters.

4.11.2.    CNB has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CNB; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of CNB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.11.3.    Except as set forth in CNB Disclosure Schedule 4.11.3, CNB is not, and since January 1, 2010 has not been, subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or ordered to pay any civil money penalty by, any Bank Regulator.

Except as set forth in CNB Disclosure Schedule 4.11.3, since January 1, 2010, CNB has not received any written notification or, to CNB’s Knowledge, any other communication from any Bank Regulator (i) asserting that CNB is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to CNB; (iii) requiring, or threatening to require, CNB, or indicating that CNB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of CNB, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CNB, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “CNB Regulatory Agreement”). The most recent regulatory rating given to CNB as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

4.11.4.    CNB Disclosure Schedule 4.11.4 sets forth, as of December 31, 2013 and continuing to the date of this Agreement, a schedule of all executive officers and directors of CNB who have outstanding loans from CNB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.12.                Employee Benefit Plans.

4.12.1.    CNB Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, change in control agreements and all other material benefit practices, policies and arrangements maintained by CNB in which any employee or former employee, consultant or former consultant or director or former director of CNB participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “CNB Compensation and Benefit Plans”).  CNB has no commitment to create any additional CNB Compensation and Benefit Plan or to materially modify, change or renew any existing CNB Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required by applicable law or Governmental Entity or to maintain the qualified status thereof.  CNB has made available to Bridge Bancorp true and correct copies of the CNB Compensation and Benefit Plans.

4.12.2.    Except as disclosed in CNB Disclosure Schedule 4.12.2, each CNB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, Patient Protection and Affordable Care Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and

Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full, if due.  Each CNB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code is established pursuant to IRS-approved prototype or volume submitter documents or has received a favorable determination letter from the IRS, and CNB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the Knowledge of CNB, threatened action, suit or claim relating to any of the CNB Compensation and Benefit Plans (other than routine claims for benefits).  CNB has not engaged in a transaction, or omitted to take any action, with respect to any CNB Compensation and Benefit Plan that would reasonably be expected to subject CNB to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.12.3.  CNB has never maintained or contributed to and has no liability under a CNB Compensation and Benefit Plan which is subject to Title IV of ERISA.

4.12.4.  All material contributions required to be made under the terms of any CNB Compensation and Benefit Plan have been timely made or are accrued on CNB’s Financial Statements to the extent required by GAAP.

4.12.5.    CNB has no obligation to provide post-employment health, life insurance, or disability insurance, or, except as set forth in CNB Disclosure Schedule 4.12.5, any retiree death benefits under any CNB Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  Except as set forth in CNB Disclosure Schedule 4.12.5, there has been no communication to employees by CNB that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.12.6.    CNB does not maintain any CNB Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7.    With respect to each CNB Compensation and Benefit Plan, if applicable, CNB has provided or made available to Bridge Bancorp copies of the:  (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5300, 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8.    Except as provided in CNB Disclosure Schedule 4.12.8, the consummation of the Merger will not (alone or in combination with any other event, including, without limitation, any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any CNB Compensation and Benefit Plan,  (C) result in any increase in benefits payable under any CNB Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of CNB to any actual or deemed payment (or benefit) which could reasonably be construed to constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

4.12.9.    Except as disclosed in CNB Disclosure Schedule 4.12.9, CNB does not maintain any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, it being understood that CNB makes no representation or warranty regarding the effect of the transactions contemplated by this Agreement or any actions taken by Bridge Bancorp or any of its Subsidiaries or Affiliates on the deductibility of any compensation under Section 162(m) of the Code and the regulations issued thereunder.

4.12.10. Except as disclosed in CNB Disclosure Schedule 4.12.10, all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) are exempt from, or in material compliance with, both in form and operation, Section 409A of the Code and the regulations issued thereunder.

4.12.11. Except as disclosed in CNB Disclosure Schedule 4.12.11, there are no stock options, warrants, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the CNB Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.12.12. CNB Disclosure Schedule 4.12.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees of CNB, their title and annual rate of salary, and their date of hire.

4.13.                Brokers, Finders and Financial Advisors.

CNB has not, nor has any of its respective officers, directors, employees or agents, employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Raymond James & Associates, Inc. (“Raymond James”) by CNB and the fees payable pursuant thereto.  A true and correct copy of the engagement agreements with Raymond James, setting forth the fees payable to Raymond James for services rendered to CNB in connection with the Merger and transactions contemplated by this Agreement, is attached to CNB Disclosure Schedule 4.13.

4.14.                Environmental Matters.

4.14.1.    Except as may be set forth in CNB Disclosure Schedule 4.14 and any Phase I Environmental Report identified therein, with respect to CNB:

(A)                          To the knowledge of CNB, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by CNB (including Participation Facilities) (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon CNB.  To the Knowledge of CNB, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to CNB by reason of any Environmental Laws.  CNB has not during the past five years received any written notice from any Person or Governmental Entity that CNB or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by CNB is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon CNB;

(B)                           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to CNB’s Knowledge, threatened, before any court, governmental agency or other forum against CNB, (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by CNB;

(C)                           To CNB’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by CNB, and to CNB’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by CNB or any Participation Facility except in compliance with Environmental Laws in all material respects; and

(D)                          “Participation Facility” means any facility in which CNB participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

4.15.                Loan Portfolio and Investment Securities.

4.15.1.    The allowance for loan losses reflected in CNB’s audited consolidated balance sheet at December 31, 2013 was, and the allowance for loan losses shown on the balance sheets in CNB’s Financial Statements for periods ending after December 31, 2013 was, adequate, as of the date thereof, under GAAP.

4.15.2.    CNB Disclosure Schedule 4.15.2 sets forth a listing, as of September 30, 2014, by account, of: (A) all loans (including loan participations) of CNB that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of CNB which have been terminated by CNB during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified CNB during the past twelve months of, or has asserted against CNB, in each case in writing, any “lender liability” or similar claim; (D) all loans, (1) that are contractually past due 60 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are contractually past due 90 days or more in the payment of principal and/or interest days or more and still accruing; (4) classified as troubled debt restructurings; (5) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (6) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (7) where a specific reserve allocation exists in connection therewith; and (E) all assets classified by CNB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all real estate owned and other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.15.3.    All loans receivable (including discounts) and accrued interest entered on the books of CNB arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of CNB’s business.  All such loans are owned by CNB free and clear of any liens.

4.15.4.    The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.15.5.    CNB has good and marketable title to all securities owned by it, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CNB.  Such securities are valued on the books of CNB in accordance with GAAP in all material respects.  CNB employs investment, securities, risk management and other policies, practices and procedures which CNB believes are prudent and reasonable.

4.15.6.    CNB is not now, nor has it ever been since January 1, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Bank Regulator relating to the origination, sale or servicing of mortgage or consumer Loans.

4.16.                Other Documents.

CNB has made available to Bridge Bancorp copies of its (i) annual report to shareholders for the years ended December 31, 2013 and 2012, and (ii) proxy materials used or for use in connection with its meeting of shareholders held in 2014 and 2013.

4.17.                Related Party Transactions.

Except as set forth in CNB Disclosure Schedule 4.17, CNB is not a party to any transaction (including any loan or other credit accommodation) with any director, executive officer (or an immediate family member, as defined in SEC Regulation S-K Item 404, of such person), greater than 5% shareholder, or Affiliate of CNB. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any director, executive officer (or an immediate family member, as defined in SEC Regulation S-K Item 404, of such person), greater than 5% shareholder, or Affiliate of CNB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  To the Knowledge of CNB, CNB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CNB is inappropriate.

4.18.                Deposits.

Except as set forth in CNB Disclosure Schedule 4.18, as of the date of this Agreement, none of the deposits of CNB is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.19.                Required Vote.

The affirmative vote of two-thirds of the issued and outstanding shares of CNB Common Stock is the only shareholder approval required to approve this Agreement and the Merger under CNB’s articles of association and the National Bank Act.

4.20.                Registration Obligations.

CNB is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21.                Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CNB’s own account or for the account of one or more of its customers (all of which are set forth in CNB Disclosure Schedule 4.21), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of CNB, with counterparties believed to be financially responsible at the time; and to CNB’s Knowledge each of them constitutes the valid and legally binding obligation of CNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.

CNB is not, nor to the Knowledge of CNB is any other party thereto, in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.22.                Opinion of Financial Advisor.

Prior to the execution of this Agreement, the Board of Directors of CNB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of CNB Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23.                Trust Accounts.

CNB does not exercise fiduciary powers requiring OCC approval.

4.24.                Intellectual Property.

CNB owns or, to CNB’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of CNB’s business, and except in each case which, either individually or in the aggregate, the absence of which would not reasonably be expected to have a Material Adverse Effect on CNB, and CNB has not received any notice of conflict with respect thereto that asserts the rights of others.  CNB has performed all the material obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the Knowledge of CNB, the conduct of the business of CNB as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, except to such an extent as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CNB.

4.25.                Labor Matters.

There are no labor or collective bargaining agreements to which CNB is a party.  To the Knowledge of CNB, there is no union organizing effort pending or to the Knowledge of CNB, threatened against CNB.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of CNB, threatened against CNB.  There is no unfair labor practice proceeding pending or, to the Knowledge of CNB, threatened against CNB (other than routine employee grievances that are not related to union employees).  To the Knowledge of CNB, CNB is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, except for such noncompliance which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CNB.

4.26.                No Material Adverse Effect

Since December 31, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CNB.  Except as set forth in CNB Disclosure Schedule 4.26, since December 31, 2013, CNB has carried on its businesses in all material respects in the ordinary course.

4.27.                CNB Information Supplied.

The information relating to CNB to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not, to the Knowledge of CNB, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.28.                No Other Representations or Warranties

Except for the representations and warranties made by CNB in this Article IV, neither CNB nor any other person makes any express or implied representation or warranty with respect to CNB, its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CNB hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither CNB nor any other person makes or has made any representation or warranty to Bridge Bancorp, Bridge Bank or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to CNB, any of its businesses, or (ii) except for the representations and warranties made by CNB in this Article IV, any oral or written information presented to Bridge Bancorp or Bridge Bank or any of its affiliates or representatives in the course of their due diligence investigation of CNB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  CNB acknowledges and agrees that neither Bridge Bancorp, Bridge Bank nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BRIDGE BANCORP

5.1.                        General.

Bridge Bancorp represents and warrants to CNB that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Bridge Bancorp Disclosure Schedules delivered by Bridge Bancorp to CNB on the date hereof, and except as to any representation or warranty which relates to a specific date.  Bridge Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the Bridge Bancorp Disclosure Schedules corresponds to the section referenced herein.  However, for purposes of the Bridge Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of Bridge Bancorp shall include the Knowledge of Bridge Bank.

5.2.                        Organization.

5.2.1.            Bridge Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly registered as a bank holding company under the BHCA.  Bridge Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2.            Bridge Bank is a national bank duly organized, validly existing and in good standing (to the extent required) under federal law.  The deposits of Bridge Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Bridge Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3.            Bridge Bancorp Disclosure Schedule 5.2.3 sets forth each Bridge Bancorp Subsidiary.  Each Bridge Bancorp Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4.            The respective minute books of Bridge Bancorp and each Bridge Bancorp Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.5.            Prior to the date of this Agreement, Bridge Bancorp has made available to CNB true and correct copies of the certificate of incorporation and bylaws of Bridge Bancorp and the Bridge Bancorp Subsidiaries.

5.3.                        Capitalization.

5.3.1.      The authorized capital stock of Bridge Bancorp consists of 20,000,000 shares of common stock, $0.01 par value, of which eleven million six hundred fifty thousand one hundred and fifty (11,650,150) shares are issued and outstanding, and 2,000,000 shares of preferred stock, $0.01 par value (“Bridge Bancorp Preferred Stock”), none of which are outstanding.  All of the issued and outstanding shares of Bridge Bancorp Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights. There are six hundred and twenty four (624) shares of Bridge Bancorp Common Stock held by Bridge Bancorp as treasury stock.  As of the date hereof, Bridge Bancorp has outstanding options to acquire thirty nine thousand eight hundred and seventy (39,870) shares of Bridge Bancorp Common Stock at a weighted average exercise price of $25.63 per share, there are five hundred sixteen thousand one hundred and twenty nine (516,129) shares of Bridge Bancorp Common Stock issuable upon conversion of 8.5% cumulative convertible trust preferred securities issued by a special purpose trust subsidiary of Bridge Bancorp (the “Convertible Notes”), and there are two hundred forty thousand nine nine hundred and forty six (249,946) shares of restricted stock issued and outstanding and subject to future vesting. Except as set forth in Bridge Bancorp Disclosure Schedule 5.3.1, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Bridge Bancorp Common Stock, or any other security of Bridge Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of Bridge Bancorp Common Stock or any other security of Bridge Bancorp, other than shares issuable under the Bridge Bancorp Stock Benefit Plan.

5.3.2.            Bridge Bancorp owns all of the capital stock of Bridge Bank free and clear of any lien or encumbrance.

5.3.3.            Except as disclosed in the Bridge Bancorp Proxy Statement relating to its 2014 Annual Meeting of Shareholders, to the Knowledge of Bridge Bancorp, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Bridge Bancorp Common Stock.

5.3.4.            Except as set forth in Bridge Bancorp Disclosure Schedule 5.3.4, Bridge Bancorp owns all of the capital stock of each Bridge Bancorp Subsidiary, free and clear of any lien or encumbrance. Except for the Bridge Bancorp Subsidiaries, Bridge Bancorp does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Bridge Bancorp Subsidiaries, equity interests held by Bridge Bancorp Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Bridge Bancorp Subsidiaries, including stock in the FHLB.  Either Bridge Bancorp or any Bridge Bancorp Subsidiary owns all of the outstanding shares of capital stock of each Bridge Bancorp Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.5.            Except for the Convertible Notes, no bonds, debentures, notes or other indebtedness issued by Bridge Bancorp or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders or equityholders of Bridge Bancorp or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Bridge Bancorp or any of its Subsidiaries, are issued or outstanding.

5.4.                        Authority; No Violation.

5.4.1.            Bridge Bancorp has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of the shareholders of Bridge Bancorp of the issuance of Bridge Bancorp Common Stock in the Merger, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Bridge Bancorp and the completion by Bridge Bancorp of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Bridge Bancorp, and except for the approval of the shareholders of Bridge Bancorp for the issuance of shares of Bridge Bancorp Common Stock in connection with the Merger, no other corporate proceedings on the part of Bridge Bancorp are necessary to complete the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Bridge Bancorp, and subject to the receipt of the Regulatory Approvals, the receipt of the approval of the shareholders of Bridge Bancorp for the issuance of shares of Bridge Bancorp Common Stock in connection with the Merger, and due and valid execution and delivery of this Agreement by CNB, constitutes the valid and binding obligations of Bridge Bancorp, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.  Bridge Bancorp has approved the Merger Agreement and the Merger in its capacity as the sole shareholder of Bridge Bank.

5.4.2.            Subject to receipt of Regulatory Approvals and CNB and Bridge Bancorp’s compliance with any conditions contained therein, and receipt of the approval of the shareholders of Bridge Bancorp for the issuance of shares of Bridge Bancorp Common Stock in connection with the Merger, (A) the execution and delivery of this Agreement by Bridge Bancorp, (B) the consummation of the transactions contemplated hereby, and (C) compliance by Bridge Bancorp with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Bridge Bancorp or any Bridge Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bridge Bancorp or any Bridge Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Bridge Bancorp or any Bridge Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Bridge Bancorp.

5.5.                        Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of (i) the Merger Registration Statement, including the Joint Proxy Statement-Prospectus, and (ii) such reports under Sections 13(a), 13(d), 13(g) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (c) approval of the listing of Bridge Bancorp Common Stock to be issued in the Merger on the Nasdaq, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Bridge Bancorp Common Stock pursuant to this

Agreement, and (e) the approval of this Agreement by the requisite vote of the shareholders of CNB, and (f) the approval of the shareholders of Bridge Bancorp for the issuance of shares of Bridge Bancorp Common Stock in connection with the Merger, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to Bridge Bancorp’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Bridge Bancorp, and (y) the completion of the Merger.

5.6.                        Financial Statements.

5.6.1.            Bridge Bancorp has previously made available to CNB the Bridge Bancorp Financial Statements.  The Bridge Bancorp Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Bridge Bancorp and the Bridge Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2.            At the date of each balance sheet included in the Bridge Bancorp Financial Statements, Bridge Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Bridge Bancorp Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which were incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3.            The records, systems, controls, data and information of Bridge Bancorp and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Bridge Bancorp or its Subsidiaries or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6.3.  Bridge Bancorp (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, which system has been reviewed by Bridge Bancorp’s external auditors, and (y) has disclosed to Bridge Bancorp’s outside auditors and the audit committee of Bridge Bancorp’s Board of Directors any fraud, whether or not material, that involves management or other employees who have a significant role in Bridge Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Bridge Bancorp’s auditors and audit committee and a copy has previously been made available to CNB.

5.6.4.            Since January 1, 2012, (i) neither Bridge Bancorp nor any of its Subsidiaries nor, to the Knowledge of Bridge Bancorp, any director, officer, employee, auditor, accountant or representative of Bridge Bancorp or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Bridge Bancorp or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Bridge Bancorp or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Bridge Bancorp or any of its Subsidiaries, whether or not employed by Bridge Bancorp or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Bridge Bancorp or any of its officers, directors, employees or agents to the Board of Directors of Bridge Bancorp or any committee thereof or to any director or officer of Bridge Bancorp.

5.6.5.            The allowance for credit losses reflected in Bridge Bancorp’s audited statement of condition at December 31, 2013 was, and the allowance for credit losses shown on the balance sheets in Bridge Bancorp’s Securities Documents for periods ending after December 31, 2013 will be, adequate, as of the dates thereof, under GAAP.

5.7.                        Taxes.

Bridge Bancorp and the Bridge Bancorp Subsidiaries that are at least 80% owned by Bridge Bancorp are members of the same affiliated group within the meaning of Code Section 1504(a).  Bridge Bancorp has duly filed all federal, state and material local Tax Returns required to be filed by or with respect to Bridge Bancorp and each Bridge Bancorp Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Bridge Bancorp, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local Taxes which have been incurred by or are due or claimed to be due from Bridge Bancorp and any Bridge Bancorp Subsidiary by any taxing authority or pursuant to any written Tax sharing agreement on or prior to the Closing Date other than Taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  Bridge Bancorp has received no written notice of, and to Bridge Bancorp’s Knowledge there is no, audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any material Taxes of Bridge Bancorp or any Bridge Bancorp Subsidiary, and no written claim has been made by any authority in a jurisdiction where Bridge Bancorp or any Bridge Bancorp Subsidiary does not file Tax Returns that Bridge Bancorp or any Bridge Bancorp Subsidiary is subject to taxation in that jurisdiction.  Bridge Bancorp and the Bridge Bancorp Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect.  Bridge Bancorp and each Bridge Bancorp Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Bridge Bancorp and each of its Subsidiaries, to the Knowledge of Bridge Bancorp, has timely complied in all material respects with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.  Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income

Tax Return (other than a group the common parent of which was Bridge Bancorp) or (B) has any liability for the Taxes of any person (other than Bridge Bancorp or any Bridge Bancorp Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has been, within the past two years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

5.8.                        Ownership of Property; Insurance Coverage.

5.8.1.            Bridge Bancorp and each Bridge Bancorp Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Bridge Bancorp or each Bridge Bancorp Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Bridge Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Bridge Bancorp Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Bridge Bancorp Financial Statements.  Bridge Bancorp and the Bridge Bancorp Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Bridge Bancorp and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.8.2.            Bridge Bancorp and each Bridge Bancorp Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has received notice from any insurance carrier during the past 3 years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be materially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Bridge Bancorp or any Bridge Bancorp Subsidiary under such policies (other than with respect to health or disability insurance).  All such insurance is valid and enforceable and in full force and effect, and within the last three years Bridge Bancorp and each Bridge Bancorp Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Bridge Bancorp Disclosure Schedule 5.8.2 identifies all material policies of insurance maintained by Bridge Bancorp and each Bridge Bancorp Subsidiary as well as the other matters required to be disclosed under this Section.

5.9.                        Legal Proceedings.

There is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting Bridge Bancorp or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.  There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Bridge Bancorp, any of its Subsidiaries or to which such assets are subject.

5.10.                Compliance With Applicable Law.

5.10.1.    To the Knowledge of Bridge Bancorp, Bridge Bancorp and each Bridge Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of Bridge Bank has adopted and Bridge Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been declared ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

5.10.2.    Each of Bridge Bancorp and each Bridge Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Bridge Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.10.3.    Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is, nor since January 1, 2011 has Bridge Bancorp or any Bridge Bancorp Subsidiary been, subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or ordered to pay any civil money penalty by, any Bank Regulator.  Since January 1, 2013, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has received any written notification or, to the Knowledge of Bridge Bancorp, any other communication from any Bank Regulator (i) asserting that Bridge Bancorp or any Bridge Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Bridge Bancorp or Bridge Bank; (iii) requiring or threatening to require Bridge Bancorp or any Bridge Bancorp Subsidiary, or indicating that Bridge Bancorp or any Bridge Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Bridge Bancorp or any Bridge Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Bridge Bancorp or any Bridge Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Bridge Regulatory Agreement”). Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has consented to or entered into any currently effective Bridge Regulatory Agreement.  The most recent regulatory rating given to Bridge Bank as to compliance with the CRA is satisfactory or better.

5.10.4.    Following the completion of the Merger, Bridge Bank’s regulatory capital ratios shall be at or above the levels required for Bridge Bank to be considered “well-capitalized” under applicable bank regulatory guidelines without the need to raise capital.

5.11.               Employee Benefit Plans.

5.11.1.    Bridge Bancorp Disclosure Schedule 5.11 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, severance and change in control agreements, and all other benefit practices, policies and arrangements maintained by Bridge Bancorp or any Bridge Bancorp Subsidiary in which any employee or director of Bridge Bancorp or any Bridge Bancorp Subsidiary participates or to which any such employee or director is a party or is otherwise entitled to receive benefits (the “Bridge Bancorp Compensation and Benefit Plans”).

5.11.2.    Each Bridge Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, Patient Protection and Affordable Care Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full, if due.  Each Bridge Bancorp Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Bridge Bancorp is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the Knowledge of Bridge Bancorp, threatened action, suit or claim relating to any of the Bridge Bancorp Compensation and Benefit Plans (other than routine claims for benefits).  Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Bridge Bancorp Compensation and Benefit Plan that would reasonably be expected to subject Bridge Bancorp or any Bridge Bancorp Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.11.3.    All material contributions required to be made under the terms of any Bridge Bancorp Compensation and Benefit Plan have been timely made or are accrued on Bridge Bancorp’s Financial Statements in accordance with GAAP.  Bridge Bancorp and its Subsidiaries have duly expensed and accrued as a liability the present value of future benefits under each applicable Bridge Bancorp Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.12.                Environmental Matters.

5.12.1.    To the Knowledge of Bridge Bancorp, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Bridge Bancorp or any of Bridge Bancorp Subsidiary.  To the Knowledge of Bridge Bancorp, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Bridge Bancorp or any Bridge Bancorp Subsidiary by reason of any Environmental Laws.  Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary during the past five years has received any written notice from any Person that Bridge Bancorp or any Bridge Bancorp Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Bridge Bancorp or any Bridge Bancorp Subsidiary.

5.12.2.    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Bridge Bancorp’s Knowledge, threatened, before any court, governmental agency or other forum against Bridge Bancorp or any Bridge Bancorp Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Bridge Bancorp or any Bridge Bancorp Subsidiary.

5.13.                Securities Documents

Since January 1, 2011, Bridge Bancorp has filed with the SEC all forms, reports, schedules, registration statements, and definitive proxy statements required to be filed by it with the SEC.  As of their respective dates, these Securities Documents filed by Bridge Bancorp complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects.  As of their respective dates and as of the date any information has been incorporated by reference therein, these Bridge Bancorp Securities Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.

5.14.                Brokers, Finders and Financial Advisors

Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of RBC Capital Markets, LLC (“RBC”) and Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) and the fee payable pursuant thereto.

5.15.                Opinion of Financial Advisor

Prior to the execution of this Agreement, the Board of Directors of Bridge Bancorp has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from RBC and from Sandler O’Neill to the effect that, as of the date of such opinions, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to Bridge Bancorp.  Such opinions have not been amended or rescinded as of the date of this Agreement.

5.16.                Intellectual Property

Bridge Bancorp and each Bridge Bancorp Subsidiary owns or, to Bridge Bancorp’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Bridge Bancorp’s or each of Bridge Bancorp’s Subsidiaries’ business, except in each case the absence of which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bridge Bancorp and the Bridge Bancorp Subsidiaries taken as a whole and neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others.  Bridge Bancorp and each Bridge Bancorp Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the Knowledge of Bridge Bancorp, the conduct of the business of Bridge Bancorp and each Bridge

Bancorp Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, except in each case which, either individually or in the aggregate, would not have a Material Adverse Effect on Bridge Bancorp and the Bridge Bancorp Subsidiaries taken as a whole.

5.17.                Labor Matters

There are no labor or collective bargaining agreements to which Bridge Bancorp or any Bridge Bancorp Subsidiary is a party.  There is no union organizing effort pending or, to the Knowledge of Bridge Bancorp, threatened against Bridge Bancorp or any Bridge Bancorp Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Bridge Bancorp, threatened against Bridge Bancorp or any Bridge Bancorp Subsidiary.  There is no unfair labor proceeding pending or, to the Knowledge of Bridge Bancorp, threatened in writing against Bridge Bancorp or any Bridge Bancorp Subsidiary (other than routine employee grievances that are not related to union employees).  Bridge Bancorp and each Bridge Bancorp Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such noncompliance which, either individually or in the aggregate, would not have a Material Adverse Effect on Bridge Bancorp and the Bridge Bancorp Subsidiaries taken as a whole.

5.18.                No Material Adverse Effect

Since December 31, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bridge Bancorp and the Bridge Bancorp Subsidiaries taken as a whole.

5.19.                Risk Management Instruments

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Bridge Bancorp’s own account, or for the account of one or more Bridge Bancorp Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Bridge Bancorp, with counterparties believed to be financially responsible at the time; and to Bridge Bancorp’s Knowledge each of them constitutes the valid and legally binding obligation of Bridge Bancorp or one of the Bridge Bancorp Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Bridge Bancorp or Bridge Bank is, nor to the Knowledge of Bridge Bancorp is any other party thereto, in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.20.                Loan Portfolio

5.20.1.              The allowance for loan losses reflected in Bridge Bancorp’s audited consolidated balance sheet at December 31, 2013 was, and the allowance for loan losses shown on the balance sheets in Bridge Bancorp’s Financial Statements for periods ending after December 31, 2013 was, adequate, as of the date thereof, under GAAP.

5.20.2.              Bridge Bancorp Disclosure Schedule 5.20.2 sets forth a listing of loans that as of September 30, 2014 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder.

5.20.3.              All loans receivable (including discounts) and accrued interest entered on the books of Bridge Bank arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of Bridge Bank’s business.  All such loans are owned by Bridge Bank free and clear of any liens.

5.20.4.              The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

5.20.5.              Bridge Bancorp and the Bridge Bancorp Subsidiaries have good and marketable title to all securities owned by them, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Bridge Bancorp or a Bridge Bancorp Subsidiary.  Such securities are valued on the books of Bridge Bancorp in accordance with GAAP in all material respects.  Bridge Bancorp employs investment, securities, risk management and other policies, practices and procedures which Bridge Bancorp believes are prudent and reasonable.

5.21.                Bridge Bancorp Common Stock

The shares of Bridge Bancorp Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.22.                Required Vote

The affirmative vote of a majority of the votes cast in favor of or against the issuance of Bridge Bancorp Common Stock by Bridge Bancorp in the Merger is the only shareholder approval required to approve this Agreement and the Merger under Bridge Bancorp’s certificate of incorporation and the New York Business Corporation Law.

5.23.                Bridge Bancorp Information Supplied

The information relating to Bridge Bancorp and any Bridge Bancorp Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank

Regulator or other Governmental Entity in connection herewith, will not, to the Knowledge of Bridge Bancorp, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Bridge Bancorp with respect to statements made or incorporated by reference therein based on information supplied by CNB specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.24.                No Other Representation or Warranties

Except for the representations and warranties made by Bridge Bancorp and Bridge Bank in this Article V, neither Bridge Bancorp, Bridge Bank nor any other person makes any express or implied representation or warranty with respect to Bridge Bancorp, Bridge Bank, their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Bridge Bancorp and Bridge Bank hereby disclaim any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Bridge Bancorp, Bridge Bank nor any other person makes or has made any representation or warranty to CNB or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Bridge Bancorp, Bridge Bank, or any of their respective subsidiaries or businesses, or (ii) except for the representations and warranties made by Bridge Bancorp and Bridge Bank in this Article V, any oral or written information presented to CNB or any of its affiliates or representatives in the course of their due diligence investigation of Bridge Bancorp and Bridge Bank, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Bridge Bancorp and Bridge Bank each acknowledge and agree that neither CNB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE VI
COVENANTS OF CNB

6.1.                        Conduct of Business.

6.1.1.            Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Bridge Bancorp, which consent shall not be unreasonably withheld or delayed, CNB will: operate its business, only in the usual, regular and ordinary course of business consistent with past practice; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) have a Material Adverse Effect on the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) have a Material Adverse Effect on its ability to perform its covenants and agreements under this Agreement.

6.1.2.            Negative Covenants.  CNB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in CNB Disclosure Schedule 6.1.2, or consented to by Bridge Bancorp in writing (which consent shall not be unreasonably withheld or delayed, it being agreed that such consent shall be deemed to have been given, in the case of subsection (M) below, if Bridge Bancorp has not responded to CNB’s request within two business days of the making of such request), it will not:

(A)                          change or waive any provision of its Articles of Association or Bylaws, or appoint a new director to the board of directors;

(B)                           change the number of authorized or issued shares of its capital stock, issue any shares of CNB Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, except pursuant to a CNB Stock Option outstanding on the date hereof and listed on CNB Disclosure Schedule 4.3.2; or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock; make any grant or award of any options, warrants or similar instruments; or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock.

(C)                           enter into, amend in any material respect or terminate any Material Contract, except in the ordinary course of business;

(D)                          make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)                            other than retention bonuses that in the aggregate do not to exceed $250,000, and as mutually agreed upon by Bridge Bancorp and CNB with respect to any individual who is to receive a retention bonus of $25,000 or greater (and subject in either case to consultation between CNB and Bridge Bancorp, and to each recipient entering into a retention incentive agreement in the form set forth in Bridge Bancorp Disclosure Schedule 6.1.2(E)), grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments and severance plans and policies existing on the date hereof and set forth on CNB Disclosure Schedules 4.8.1 and 4.12.1, and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees, and (iii) as may be required by law.  CNB shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000, except pursuant to offers of employment outstanding as of the date hereof and set forth on CNB Disclosure Schedule 4.8.1, provided that CNB may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F)                             enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G)                          sell or lease all or any substantial portion of the assets or business of CNB; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CNB and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any of its certificates of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H)                          sell or otherwise dispose of the capital stock of CNB or sell or otherwise dispose of any asset of CNB other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of CNB to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, corporation or other entity, except in the ordinary course of business consistent with past practice;

(I)                                voluntarily take any action that is intended or may reasonably be expected to result in any of the representations and warranties of CNB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)                                materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP or any Bank Regulator responsible for regulating CNB;

(K)                          waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which CNB is a party, other than in the ordinary course of business, consistent with past practice;

(L)                            purchase any equity securities, or purchase any securities other than securities with a weighted average life of not more than three years (based on the assumption that interest rates rise 300 basis points) as of the date of purchase;

(M)                        except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the CNB Disclosure Schedule 6.1.2(M), and with respect to the loans held by CNB and set forth in CNB Disclosure Schedule 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), or modify any existing loan, in an amount in excess of $4,500,000 for a commercial real estate loan, or in excess of $1,500,000 for a commercial business loan, or in excess of $1,500,000 for a residential loan.  In addition, the prior approval of Bridge Bancorp is required with respect to the following:  (i) any new loan or credit facility commitment in an amount of $2 million or greater to any borrower or group of affiliated borrowers whose credit exposure with CNB, in the aggregate, exceeds $4 million prior thereto or as a result thereof; or (ii) except for existing commercial relationships or mortgage loans on residential properties, any new loan or loan commitment to any director or executive officer.

(N)                          except as set forth on the CNB Disclosure Schedule 6.1.2(N), enter into, renew or modify any transaction with an officer, director or affiliate, directly or indirectly through an entity affiliated or associated with such officer, director or Affiliate, other than a deposit transaction with CNB in the ordinary course of business consistent with past practice;

(O)                          enter into any futures contract, option, interest rate caps (other than with respect to residential ARMs), interest rate floors (other than with respect to commercial loans), interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)                             except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)                          make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R)                           except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any CNB Employee Plan;

(S)                             except as set forth in CNB Disclosure Schedule 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T)                             except as set forth in CNB Disclosure Schedule 6.1.2(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)                          sell any participation interest in any loan, other than in the ordinary course of business consistent with past practice;

(V)                          undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by CNB of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(W)                       pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)                          foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y)                          purchase or sell any mortgage loan servicing rights;

(Z)                            issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Bridge Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Bridge Bancorp (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of Bridge Bancorp (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(AA)              agree to do any of the foregoing.

6.2.                        Current Information.

6.2.1.            During the period from the date of this Agreement to the Effective Time, CNB will cause one or more of its representatives to confer with representatives of Bridge Bank and report the general status of its ongoing operations at such times as Bridge Bank may reasonably request.  CNB will promptly notify Bridge Bank of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the initiation or the threat of material litigation involving CNB and take such other actions as set forth in Bridge Bancorp Disclosure Schedule 6.2.1.  Without limiting the foregoing, as requested by Bridge Bank, senior officers of CNB shall meet with senior officers of Bridge Bank on a monthly basis to review the financial and operational affairs of CNB.

6.2.2.            CNB and Bridge Bank shall meet on a regular basis to discuss and plan for the conversion of CNB’s data processing and related electronic informational systems to those used by Bridge Bank, which planning shall include, but not be limited to, discussion of the possible termination by CNB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by CNB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that CNB shall not be obligated to take any such action prior to the Effective Time and, unless CNB otherwise agrees, no conversion shall take place prior to the Effective Time.

6.2.3.            CNB shall provide Bridge Bank, within 15 business days of the end of each calendar month, a written list of all CNB delinquent loans and classified assets.  On a monthly basis, CNB shall provide Bridge Bank with a schedule of (i) all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, and (ii) loan grading changes.

6.2.4.            CNB shall promptly inform Bridge Bancorp upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of CNB under any labor or employment law.

6.3.                        Access to Properties and Records.

Subject to Section 12.1 hereof, CNB shall permit Bridge Bank reasonable access during normal business hours upon reasonable notice to its properties, and shall disclose and make available to Bridge Bank during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter CNB reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Bridge Bank may have a reasonable interest; provided, however, that CNB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or as not permitted by law or regulation. CNB shall provide and shall request its auditors to provide Bridge Bancorp with such historical financial information regarding it (and related audit reports and consents) as Bridge Bancorp may reasonably request for securities disclosure purposes.  Bridge Bancorp and Bridge Bank shall use commercially reasonable efforts to minimize any interference with CNB’s regular business operations during any such access to CNB’s property, books and records.

6.4.                        Financial and Other Statements.

6.4.1.            Promptly upon receipt thereof, CNB will furnish to Bridge Bancorp copies of each annual, interim or special audit of the books of CNB made by its independent auditors and copies of all internal control reports submitted to CNB by such auditors in connection with each annual, interim or special audit of the books of CNB made by such auditors.

6.4.2.            As soon as reasonably available, but in no event later than the date such documents are filed with the Bank Regulators, CNB will deliver to Bridge Bancorp the CNB Regulatory Reports.  CNB will furnish to Bridge Bancorp copies of all documents, statements and reports as it shall send to its shareholders, the FDIC, the FRB or any other regulatory authority, except as legally prohibited thereby.  Within 15 days after the end of each month, CNB will deliver to Bridge Bancorp a monthly financial package that shall include a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3.            CNB will advise Bridge Bancorp promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of CNB.

6.4.4.            With reasonable promptness, CNB will furnish to Bridge Bancorp such additional financial data that CNB possesses and as Bridge Bancorp may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.                        Maintenance of Insurance.

CNB shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

6.6.                        Disclosure Supplements.

From time to time prior to the Effective Time, CNB will promptly supplement or amend the CNB Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CNB Disclosure Schedules or which is necessary to correct any information in such CNB Disclosure Schedules which has been rendered materially inaccurate thereby; provided, however, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.6 or the failure of any condition set forth in Article IX to be satisfied, or otherwise constitute a breach of this Agreement by CNB, unless the underlying breach would independently result in a failure to satisfy of the conditions set forth in Article IX.  No supplement or amendment to such CNB Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.                        Consents and Approvals of Third Parties.

CNB shall use its best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8.                        Best Efforts.

Subject to the terms and conditions herein provided, CNB agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.                        Failure to Fulfill Conditions.

In the event that CNB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Bridge Bancorp.

6.10.                No Solicitation.

(a)          CNB shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Bridge Bancorp) any information or data with respect to CNB or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which CNB is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by CNB or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of CNB or otherwise, shall be deemed to be a breach of this Agreement by CNB. CNB and its Subsidiaries shall, and shall cause each of CNB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Bridge Bancorp), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CNB; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of CNB representing, in the aggregate, 25% or more of the assets of CNB and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of CNB; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of CNB; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)         Notwithstanding Section 6.10(a), CNB may take any of the actions described in clause (ii) of Section 6.10(a) if, but only if, (i) prior to the CNB Shareholders Meeting, CNB has received a bona fide unsolicited written Acquisition Proposal, that did not result from a breach of this Section 6.10; (ii) the CNB Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) CNB has provided Bridge Bancorp with at least two Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to CNB or otherwise relating to an Acquisition Proposal, CNB receives from such Person a confidentiality agreement with terms no less favorable to CNB than those contained in the Confidentiality Agreement. CNB shall promptly provide to Bridge Bancorp any non-public information regarding CNB or its Subsidiaries provided to any other Person that was not previously provided to Bridge Bancorp, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the CNB Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of CNB Common Stock or all, or substantially all, of the assets of CNB; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of CNB Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to CNB’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and (B) is, in light of the other terms of such proposal, more favorable to CNB’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c)           CNB shall promptly (and in any event within 24 hours) notify Bridge Bancorp in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with CNB or any CNB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers.

(d)         Subject to Section 6.10(e), neither the CNB Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Bridge Bancorp in connection with the transactions contemplated by this Agreement (including the Merger), the CNB Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the CNB Shareholders Meeting or otherwise, inconsistent with the CNB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the CNB Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring CNB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)           Notwithstanding Section 6.10(d), prior to the date of the CNB Shareholders Meeting, the CNB Board may approve or recommend to the shareholders of CNB a Superior Proposal and withdraw, qualify or modify the CNB Recommendation in connection therewith (a “CNB Subsequent Determination”) after the second Business Day following Bridge Bancorp’s receipt of a notice (the “Notice of Superior Proposal”) from CNB advising Bridge Bancorp that the CNB Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that CNB shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that CNB proposes to accept and the subsequent notice period shall also be two Business Days) if, but only if at the end of such two Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Bridge Bancorp since its receipt of such Notice of Superior Proposal (provided, however, that Bridge Bancorp shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), CNB Board has again in good faith made the determination that such Acquisition Proposal constitutes a Superior Proposal.

6.11.                Board of Directors and Committee Meetings

Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), CNB shall permit two representatives of Bridge Bank to attend any meeting of their Board of Directors, executive committee, loan (or credit) committee and asset liability committee as observers, provided that CNB shall not be required to permit these representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the CNB Board of Directors has been advised of by counsel that such attendance by these representatives may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal, regulatory or Nasdaq requirement.

ARTICLE VII
COVENANTS OF BRIDGE BANCORP

7.1.                        Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of CNB, which consent will not be unreasonably withheld or delayed, Bridge Bancorp will, and it will cause each Bridge Bancorp Subsidiary to, use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would or would be reasonably likely to: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (iv) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (vi) issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock other than any grant or award of any options, restricted stock, restricted stock units, warrants or similar instruments; or (vii) agree to do any of the foregoing.

7.2.                        Regulatory Filings Relating to Merger.

In furtherance and not in limitation of Sections 8.2 and 8.3 hereof, Bridge Bancorp will furnish to CNB copies of all documents, statements and reports that it or Bridge Bank files with any other Bank Regulator or the SEC with respect to the Merger and provide CNB with a reasonable opportunity to comment thereon prior to submitting such materials to the Bank Regulator or the SEC.

7.3.                        Maintenance of Insurance

Bridge Bancorp shall maintain, and cause each Bridge Bancorp Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

7.4.                        Disclosure Supplements.

From time to time prior to the Effective Time, Bridge Bancorp will promptly supplement or amend the Bridge Bancorp Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Bridge Bancorp Disclosure Schedule or which is necessary to correct any information in such Bridge Bancorp Disclosure Schedule which has been rendered inaccurate thereby; provided, however, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.4 or the failure of any condition set forth in Article IX to be satisfied, or otherwise constitute a breach of this Agreement by Bridge Bancorp, unless the underlying breach would independently result in a failure to satisfy of the conditions set forth in Article IX. No supplement or amendment to such Bridge Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5.                        Consents and Approvals of Third Parties.

Bridge Bancorp shall use its best efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated, and in the manner contemplated, by this Agreement.

7.6.                        Best Efforts.

Subject to the terms and conditions herein provided, Bridge Bancorp agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7.                        Failure to Fulfill Conditions.

In the event that Bridge Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CNB.

7.8.                        Employee Benefits.

7.8.1.            Bridge Bancorp will review all CNB Compensation and Benefit Plans to determine, in its sole and absolute discretion, whether to maintain, terminate or continue such plans.  In the event employee compensation and/or benefits as currently provided by CNB are changed or terminated by Bridge Bancorp, in whole or in part, Bridge Bancorp shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Bridge Bancorp or applicable Bridge Bancorp Subsidiary (as of the date any such compensation or benefit is provided). Employees of CNB who become participants in a Bridge Bancorp Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of CNB prior to the Effective Time.  This Agreement shall not be construed to limit the ability of Bridge Bancorp or Bridge Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.8.2.            Notwithstanding anything in this Agreement to the contrary, each of Messrs. Lubow, Gunther, Lavelle, McConie and Ms. Frasco shall sign the agreements included in Bridge Bancorp Disclosure Schedule 7.8.2, agreeing to the payments and benefits that will be made to them in and acknowledging the satisfaction of all amounts and benefits due under their change in control agreements .  The supplemental executive retirement plan entered into between CNB and Stuart Lubow shall not be affected by such agreement, and Mr. Lubow will receive the benefits under this plan pursuant to its terms.

7.8.3.            Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by Bridge Bancorp hereunder or by operation of law, Bridge Bancorp shall have no obligation arising from and after the Effective Time to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any individual who is an employee of CNB as of the Effective Time.  Bridge Bancorp agrees that each CNB employee who (i) is not offered employment with Bridge Bancorp or Bridge Bank as of the Effective Time or (ii) is involuntarily terminated by Bridge Bancorp or Bridge Bank (other than for cause) within six months of the Effective Time and who is not covered by a separate employment agreement, change in control agreement, severance, consulting, or similar agreement shall receive a severance payment equal to (A) two weeks of base pay (at the rate in effect on the termination date) for each full year of service at CNB, with a maximum of 26 weeks and a minimum of four weeks of base pay, plus (B) amounts payable to such employee for accrued vacation and personal days; provided, that such individual executes a release agreement in a form approved by Bridge Bancorp. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year.

7.8.4.            In the event of any termination or consolidation of any CNB health plan with any Bridge Bank health plan, Bridge Bank shall make available to employees of CNB who continue employment with Bridge Bancorp or Bridge Bank (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to similarly situated Bridge Bank employees.  Unless a Continuing Employee affirmatively terminates coverage under a CNB health plan prior to the time that such Continuing Employee becomes eligible to participate in a Bridge Bank health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the CNB health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all similarly situated employees of Bridge Bank and their dependents.  In the event of a termination or consolidation of any CNB health plan, terminated CNB employees and qualified beneficiaries will have the right to continued coverage under group health plans of Bridge Bank in accordance with COBRA, consistent with the provisions below.  All CNB employees who cease participating in a CNB health plan and become participants in a comparable Bridge Bank health plan shall receive credit for any co-payment and deductibles paid under CNB health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Bridge Bank health plan, upon substantiation, in a form satisfactory to Bridge Bank that such co-payment and/or deductible has been satisfied.

7.8.5.            If requested by Bridge Bancorp in writing prior to the Effective Time and after the CNB Shareholders Meeting, and subject to the occurrence of the Effective Time, CNB shall cause to be adopted prior to the Effective Time resolutions of the Board of Directors of CNB and any necessary amendments to terminate any and all 401(k) Plans immediately prior to the Effective Time or cease all contributions to any and all 401(k) Plan maintained or sponsored by CNB (collectively, the “401(k) Plan”), and to prohibit the entry of new participants to the 401(k) Plan as of the day preceding the Effective Time. In the sole discretion of Bridge Bancorp, the 401(k) Plan may be merged into the Bridge Bancorp 401(k) Plan or terminated immediately prior to the Effective Time.  The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of Bridge Bancorp, which shall not be unreasonably withheld. CNB shall deliver to Bridge Bancorp an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of CNB and shall fully comply with such resolutions and any necessary amendments.  If, in accordance with this Section 7.8.5, Bridge Bancorp requests in writing that CNB freeze entry of new participants into the 401(k) Plan, CNB shall take such actions as Bridge Bancorp may reasonably require in furtherance of the assumption of the 401(k) Plan by Bridge Bancorp, including, but not limited to, adopting such amendments to the 401(k) Plan as may be necessary to effect such assumption. In the event the 401(k) Plan is terminated, Bridge Bancorp shall, or shall cause its Affiliates to, use reasonable best efforts to cause the Bridge Bancorp 401(k) Plan to accept a “direct rollover” of such Continuing Employee’s account balances (and to use reasonable best efforts to include the rollover of promissory notes evidencing all outstanding loans) under the 401(k) Plan, provided that such rollover is elected in accordance with applicable law and is permitted by the terms and conditions of the Bridge Bancorp 401(k) Plan.

7.8.6.            If requested by Bridge Bancorp, CNB shall take all such actions as Bridge Bancorp may request in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 and any state specific WARN Act statutes (collectively, the “WARN Act”), including providing notices to CNB’s employees.

7.9.                        Directors and Officers Indemnification and Insurance.

7.9.1.            For a period of six years after the Effective Time, Bridge Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of CNB (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Bridge Bancorp, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of CNB if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by CNB under the regulations of the OCC, including as applicable the DCGL, and under CNB’s Articles of Association and Bylaws.  Bridge Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by CNB under the National Bank Act and the regulations of the OCC, including as applicable the DCGL, and under CNB’s Articles of Association and Bylaws, upon receipt of an undertaking to repay such advance payments if such officer, director or employee shall be adjudicated or determined to be not entitled to indemnification.  Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify Bridge

Bancorp (but the failure so to notify Bridge Bancorp shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices Bridge Bancorp) and shall deliver to Bridge Bancorp the undertaking referred to in the previous sentence.

7.9.2.            In the event that either Bridge Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Bridge Bancorp shall assume the obligations set forth in this Section 7.9.

7.9.3.            Either Bridge Bank or Bridge Bancorp shall maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of CNB (provided, that Bridge Bancorp or Bridge Bank may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Bridge Bancorp or Bridge Bank be required to expend in the aggregate pursuant to this Section 7.9.3 more than 300% of the annual cost currently expended by CNB with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Bridge Bancorp or Bridge Bank shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, CNB agrees in order for Bridge Bancorp or Bridge Bank to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.4.            The obligations of Bridge Bank and Bridge Bancorp provided under this Section 7.9 are intended to be enforceable against Bridge Bank and Bridge Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Bridge Bancorp and Bridge Bank.

7.10.               Board of Directors

Bridge Bancorp and Bridge Bank shall take such corporate actions as necessary so that effective immediately after the Closing Date, two individuals who are directors of CNB and who are designated by Bridge Bancorp and Bridge Bank, in consultation with CNB, shall be appointed and elected to the Bridge Bancorp and Bridge Bank Boards of Directors.

7.11.                Stock Listing.

Bridge Bancorp agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the Bridge Bancorp Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Bridge Bancorp Common Stock to be issued in the Merger.

7.12.     Current Information

During the period from the date of this Agreement to the Closing Date, Bridge Bancorp will cause one or more of its representatives to confer with representatives of CNB and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as CNB may reasonably request.  Bridge Bancorp will promptly notify CNB, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving Bridge Bancorp and any Bridge Bancorp Subsidiary.  Bridge Bancorp shall be reasonably responsive to requests by CNB for access to such information and personnel regarding Bridge Bancorp and Bridge Bank as may be reasonably necessary for CNB to confirm that the representations and warranties of Bridge Bancorp and Bridge Bank contained herein are true and correct and that the covenants of Bridge Bancorp and Bridge Bank contained herein have been performed in all material respects; provided, however, that neither Bridge Bancorp nor Bridge Bank shall be required to take any action that would provide access to or to disclose information where such access or disclosure, in Bridge Bancorp’s or Bridge Bank’s reasonable judgment, would interfere with the normal conduct of Bridge Bancorp’s or Bridge Bank’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.13.     Stock Reserve.

Bridge Bancorp agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock to fulfill its obligations under this Agreement.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.        Shareholder Meetings.

(a)    CNB will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of the holders of CNB Common Stock (the “CNB Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in CNB’s reasonable judgment, necessary or desirable, and (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the CNB shareholders (the “CNB Recommendation”).

(b)   Bridge Bancorp will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of the holders of Bridge Bancorp Common Stock (the “Bridge Bancorp Shareholders Meeting”), for the purpose of approving the issuance of shares of Bridge Bancorp Common Stock as Merger Consideration pursuant to this Agreement and the

Merger, and for such other purposes as may be, in Bridge Bancorp’s reasonable judgment, necessary or desirable, and (ii) subject to its fiduciary duties, have its Board of Directors recommend approval of this Agreement to the Bridge Bancorp shareholders (the “Bridge Bancorp Recommendation”)

8.2.        Joint Proxy Statement-Prospectus.

8.2.1.    For the purposes of (x) registering Bridge Bancorp Common Stock to be offered to holders of CNB Common Stock in connection with the Merger with the SEC under the Securities Act, (y) holding the CNB Shareholders Meeting, and (z) holding the Bridge Bancorp Shareholders Meeting, Bridge Bancorp shall draft and prepare, and CNB shall cooperate in the preparation of, the Merger Registration Statement, including, to the extent required by law in the judgment of counsel to either party or otherwise desired by the parties, a joint proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such prospectus and joint proxy statement, in the form mailed to the CNB and Bridge Bancorp shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Joint Proxy Statement-Prospectus”).  Bridge Bancorp shall use its best efforts to file the Merger Registration Statement, including the Joint Proxy Statement-Prospectus, as promptly a practicable following the date of this Agreement.  Each of Bridge Bancorp and CNB shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of CNB and Bridge Bancorp shall thereafter promptly mail the Joint Proxy Statement-Prospectus to their respective shareholders. Bridge Bancorp shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CNB shall furnish all information concerning CNB and the holders of CNB Common Stock as may be reasonably requested in connection with any such action.

8.2.2.    CNB shall provide Bridge Bancorp with any information concerning itself that Bridge Bancorp may reasonably request in connection with the drafting and preparation of the Joint Proxy Statement-Prospectus, and Bridge Bancorp shall notify CNB promptly of the receipt of any comments of the SEC with respect to the Joint Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to CNB promptly copies of all correspondence between Bridge Bancorp or any of their representatives and the SEC. Bridge Bancorp shall give CNB and its counsel the opportunity to review and comment on the Joint Proxy Statement-Prospectus prior to its being filed with the SEC and shall give CNB and its counsel the opportunity to review and comment on all amendments and supplements to the Joint Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of Bridge Bancorp and CNB agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Joint Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to their respective shareholders at the earliest practicable time.

8.2.3.    CNB and Bridge Bancorp shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, CNB shall cooperate with Bridge Bancorp in the preparation of a supplement or amendment to such Joint Proxy Statement-Prospectus that corrects such misstatement or omission, and Bridge Bancorp shall file an amended Merger Registration Statement with the SEC, and Bridge Bancorp and CNB shall mail an amended Joint Proxy Statement-Prospectus to their respective shareholders.

8.3.        Regulatory Approvals.

Each of CNB and Bridge Bancorp will cooperate with the other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Bridge Bancorp or Bridge Bank be required to agree to any prohibition, limitation, or other requirement that would prohibit or materially limit the ownership or operation by any of them of the business or assets of CNB, materially limit the business currently conducted by Bridge Bancorp or Bridge Bank, compel any of them to dispose of or hold separate all or any material portion of the business or assets of CNB (together, a “Burdensome Condition”).  CNB and Bridge Bancorp will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Joint Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of CNB, Bridge Bancorp to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. CNB shall have the right to review and approve in advance any filing made in connection with the transactions contemplated by this Agreement with any governmental body.  Bridge Bancorp shall give CNB and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator or the SEC and shall give CNB and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator or the SEC.

ARTICLE IX
CLOSING CONDITIONS

9.1.        Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.    Shareholder Approvals. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of CNB,

and the issuance of shares of Bridge Bancorp Common Stock as Merger Consideration pursuant to this Agreement and the Merger shall have been approved by the requisite vote of the shareholders of Bridge Bancorp.

9.1.2.    Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3.  Regulatory Approvals.  All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

9.1.4.    Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Bridge Bancorp Common Stock in the Merger is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.    Nasdaq Listing.  The shares of Bridge Bancorp Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.2.        Conditions to the Obligations of Bridge Bancorp and Bridge Bank under this Agreement.

The obligations of Bridge Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1.    Representations and Warranties.  The representations and warranties of CNB set forth in the Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of CNB that are not so qualified shall be true and correct as in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date). Bridge Bancorp shall have received a certificate signed on behalf of CNB by the Chief Executive Officer and the Chief Financial Officer of CNB to the foregoing effect.

9.2.2.    Agreements and Covenants.  CNB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Bridge Bancorp shall have received a certificate signed on behalf of CNB by the Chief Executive Officer and Chief Financial Officer of CNB to such effect dated as of the Effective Time.

9.2.3.    Regulatory Approvals.  None of the Regulatory Approvals necessary to consummate the Mergers and the transactions contemplated by this Agreement shall include any term, condition or restriction upon Bridge Bancorp or Bridge Bank that imposes a Burdensome Condition.

9.2.4.    Limitation on Dissenters’ Rights.  As of the Closing Date, the holders of no more than 10% of the CNB Common Stock shall have taken the actions required by the National Bank Act and the regulations of the OCC, to qualify their CNB Common Stock as Dissenting Shares.

9.2.5.  Tax Opinion.  Bridge Bancorp shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Bridge Bancorp, Bridge Bank and CNB, reasonably satisfactory in form and substance to such counsel.

9.3.        Conditions to the Obligations of CNB under this Agreement.

The obligations of CNB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1.    Representations and Warranties.  The representations and warranties of Bridge Bancorp and Bridge Bank set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of Bridge Bancorp and Bridge Bank that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date).  CNB shall have received a certificate signed on behalf of Bridge Bancorp by the Chief Executive Officer and the Chief Financial Officer of Bridge Bancorp to the foregoing effect.

9.3.2.    Agreements and Covenants.  Bridge Bancorp shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and CNB shall have received a certificate signed on behalf of Bridge Bancorp by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.    Payment of Merger Consideration.  Bridge Bancorp shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide CNB with a certificate evidencing such delivery.

9.3.4.  Tax Opinion.  CNB shall have received an opinion of Day Pitney, LLC, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Bridge Bancorp, Bridge Bank and CNB, reasonably satisfactory in form and substance to such counsel.

ARTICLE X
THE CLOSING

10.1.     Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the Bridge Bancorp, at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which Bridge Bancorp and CNB mutually agree.  A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place on the day prior to the Closing Date.

10.2.     Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Bridge Bancorp and CNB the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, Bridge Bancorp shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1.     Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of CNB:

11.1.1. At any time by the mutual written agreement of Bridge Bancorp, Bridge Bank and CNB;

11.1.2. By the Board of Directors of either Bridge Bancorp and Bridge Bank, on the one hand, or CNB on the other hand (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by CNB) or Section 9.3.1 (in the case of a breach of a representation or warranty by Bridge Bancorp or Bridge Bank);

11.1.3. By the Board of Directors of either Bridge Bancorp and Bridge Bank, on the one hand, or CNB on the other hand (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by CNB) or Section 9.3.2 (in the case of a breach of covenant by Bridge Bancorp or Bridge Bank);

11.1.4. At the election of the Board of Directors of either Bridge Bancorp and Bridge Bank, on the one hand, or CNB on the other hand, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Bridge Bancorp, Bridge Bank and CNB; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By the Board of Directors of either Bridge Bancorp and Bridge Bank, on the one hand, or CNB on the other hand, if (i) the shareholders of CNB shall have voted at the CNB Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (ii) the shareholders of Bridge Bancorp shall have voted at the Bridge Bancorp Shareholders Meeting on the issuance of shares of Bridge Bancorp Common Stock as Merger Consideration pursuant to this Agreement and the Merger, and such vote shall not have been sufficient to approve such issuance or the Merger;

11.1.6. By the Board of Directors of either Bridge Bancorp and Bridge Bank, on the one hand, or CNB on the other hand, if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By the Board of Directors of Bridge Bancorp and Bridge Bank, if any Regulatory Approval includes a Burdensome Condition.

11.1.8. By the Board of Directors of Bridge Bancorp and Bridge Bank if CNB has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of CNB has entered into an acquisition agreement with respect to the Superior

Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Bridge Bancorp;

11.1.9. By the Board of Directors of CNB if CNB has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of CNB has made a determination to accept such Superior Proposal;

11.1.10. By CNB, if the CNB Board of Directors determines by a vote of the majority of the members of the entire CNB Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)           The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Bridge Bancorp Ratio”) shall be less than 0.825; and

(ii)          The Bridge Bancorp Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.175 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”); subject, however, to the following three sentences.  If the CNB elects to exercise its termination right pursuant to this Section 11.1.10, it shall give written notice to Bridge Bancorp (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period).  During a five-day period commencing with its receipt of such notice, Bridge Bancorp shall have the option to increase the consideration to be received by the holders of CNB Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.825 and the Exchange Ratio by (B) the Average Closing Price and (z) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Bridge Bancorp Ratio.  If Bridge Bancorp so elects within such five-day period, it shall give prompt written notice to CNB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.10 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated.

“Average Closing Price” shall mean the average of the daily closing prices for shares of Bridge Bancorp Common Stock for the ten consecutive full trading days on which such shares are actually traded on the Nasdaq (as reported by the Nasdaq) ending on the trading day immediately preceding the Determination Date.

“Determination Date” shall mean the first date on which all Regulatory Approvals have been received (disregarding any waiting period).

“Final Index Price” shall mean the average of the Index Prices for the twenty consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the Nasdaq Stock Bank Index.

“Index Price” shall mean the average closing price of the entities comprising the Index Group taken as a whole without regard to market capitalization.

“Starting Date” shall mean December 11, 2014.

“Starting Price” shall mean $26.00.

If Bridge Bancorp or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices of the common stock of Bridge Bancorp or such company shall be appropriately adjusted for the purposes of applying this Section 11.1.10.

11.2.    Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)       Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement-Prospectus and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Bridge Bancorp and CNB.

(B)       In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)       As a condition of Bridge Bancorp’s willingness, and in order to induce Bridge Bancorp, to enter into this Agreement, CNB hereby agrees to pay Bridge Bancorp, and Bridge Bancorp shall be entitled to payment of a fee of $5,000,000 (the “Bridge Bancorp Fee”).  The Bridge Bancorp Fee shall be paid within three business days after written demand for payment is made by Bridge Bancorp, following the occurrence of any of the events set forth below:

(i) CNB terminates this Agreement pursuant to Section 11.1.9 or Bridge Bancorp terminates this Agreement pursuant to Section 11.1.8; or

(ii)     The entering into a definitive agreement by CNB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving CNB within twelve months after the occurrence of any of the following: (a) the termination of the Agreement by Bridge Bancorp and Bridge Bank pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by CNB after the public disclosure, or public awareness or CNB’s awareness, of an Acquisition Proposal; or (b) the failure of the shareholders of CNB to approve this Agreement after the public disclosure or public awareness of an Acquisition Proposal.

(D)       The right to receive payment of the Bridge Bancorp Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Bridge Bancorp against CNB and its Subsidiaries and their respective officers and directors with respect to a termination under (i) or (ii) above.

11.3.    Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of CNB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of CNB, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to CNB’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII
MISCELLANEOUS

12.1.    Confidentiality.

Except as specifically set forth herein, Bridge Bancorp, Bridge Bank and CNB mutually agree to be bound by the terms of the confidentiality agreement dated November 18, 2014 (the “Confidentiality Agreement”) previously executed by Bridge Bancorp and CNB, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2.    Public Announcements.

CNB and Bridge Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither CNB, on the one hand, nor Bridge Bancorp and Bridge Bank on the other hand, shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.    Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.    Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to CNB, to:	Stuart H. Lubow Chairman, President and Chief Executive Officer Community National Bank 400 Broadhollow Road Melville, New York 11747 Fax: (516) 498-1011 Email: slubow@cnbny.com

With required copies (which shall not constitute notice) to:	Day Pitney LLP 7 Times Square New York, New York 10036 Attention: Ronald H. Janis Fax: (212) 881-9023 Email: rjanis@daypitney.com

If to Bridge Bancorp and/or Bridge Bank, to:	Kevin M. O’Connor President and Chief Executive Officer Bridge Bancorp, Inc. 2200 Montauk Highway Bridgehampton, New York 11932 Fax: (631) 537-1835 Email: koconnor@bridgenb.com

With required copies (which shall not constitute notice) to:	John J. Gorman, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902 Email: jgorman@luselaw.com or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.

12.5.    Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except  for the provisions of Article III and Section 7.9., following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.    Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.    Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.    Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.    Governing Law.

This Agreement shall be governed by the laws of State of New York.

12.10.  Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, or (b) included in the virtual data room of a party prior to the date hereof. Any reference to the other party vis-à-vis CNB, shall mean both Bridge Bancorp and Bridge Bank. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11.  Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Eastern District of New York or in any state court in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of New York or of any state court located in the State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Eastern District of New York or a state court located in the State of New York.

12.12.  Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

IN WITNESS WHEREOF, Bridge Bancorp, Bridge Bank and CNB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

Bridge Bancorp, Inc.

Dated: December 14, 2014	By:	/s/ Kevin M. O’Connor
Name: Kevin M. O’Connor
Title: President and Chief Executive Officer

The Bridgehampton National Bank

Dated: December 14, 2014	By:	/s/ Kevin M. O’Connor
Name: Kevin M. O’Connor
Title: President and Chief Executive Officer

Community National Bank

Dated: December 14, 2014	By:	/s/ Stuart H. Lubow
Name: Stuart H. Lubow
Title: Chairman, President and Chief Executive Officer